Exhibit 23.04

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated May 10, 2006, in Amendment No. 2 to the Registration Statement (Form S- 3 No. 333-1344553) and related Prospectus of Lehman Brothers Holdings Inc., Lehman Brothers Holdings E-Capital Trust I and Lehman Brothers Holdings E-Capital LLC I for the registration and exchange of $300,000,000 of Lehman Brothers Holdings E-Capital Trust I floating rate enhanced capital advantage preferred securities and related securities.

/s/ Ernst & Young LLP
New York, New York
November 3, 2006